Exhibit 11 - Statement of Computation of Per Share Earnings

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

                                                                                               Quarter Ended
                                                                                                September 30,
                                    2001(A)          2000(A)           1999(B)           2001              2000
                                    -------          -------           -------          -------           -------

Fully diluted:
-------------
Average shares outstanding
 disregarding dilutive
 outstanding stock options
 and warrants, and conversion
 of debentures for each year        24,977,353       20,863,271                         46,282,701        23,890,607

Dilutive stock options and
 warrants, based on the treasury
 stock method using the average
 market price                        1,637,441        2,168,747                          2,777,820                 0

Floating convertible debentures      1,500,000        1,565,574                                  0                 0
                                    ----------       ----------                         ----------        ----------
Shares outstanding                  28,114,794       24,597,592                         49,060,521        23,890,607
                                    ==========       ==========                         ==========        ==========
Net income (loss)                   $  104,266       ($4,701,285)                       $  705,379         ($597,835)

Interest on Floating Convertible
 Debenture, net of taxes                90,430           113,613                                 0                 0
                                    ----------       -----------                        ----------        -----------
Net income (loss) for fully
 diluted calculation                $  194,696       ($4,587,672)                       $  705,379         ($597,835)
                                    ==========       ============                       ==========        ============

Per share amount                         0.007            (0.187)                            0.014            (0.025)
                                    ==========       ============                       ==========        ============


Note A: The fully-diluted calculation is submitted in accordance with Regulation S-K, Item 601(b)(11), although it is contrary to paragraph 13 of Statement of Financial Accounting Standards No. 128 because it produces an anti-dilutive result.

Note B: The fully-diluted calculation is not presented because the exercise price of outstanding options was greater than the average market price, therefore, exercise of the options is not assumed.

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